Exhibit 10.1

July 29, 2025
Heather Getz
[●]

Re:    Separation Agreement
Dear Heather:
The purpose of this letter agreement (this “Agreement”) is to set forth the terms of your separation from Butterfly Network, Inc. (“Company”). Payment of the Separation Benefits described below is contingent on your agreement to and compliance with the terms of this Agreement. This Agreement shall become effective on the Effective Date (as defined below).
1.Separation of Employment. Your employment with Company will end on August 15, 2025(the “Separation Date”). You further acknowledge and agree that from and after the Separation Date, you will not represent yourself as an employee or agent of Company. As of the Separation Date, you shall have been deemed to have resigned from each and every office, position or responsibility in which you served for Company and each of its affiliates, subsidiaries or divisions, and no further action shall be required of you to effectuate the same.

2.Separation Benefits. In exchange for the promises and release of claims contained herein, the Company shall provide you with the benefits set forth below (collectively, the “Separation Benefits”):

(a)a cash payment of $430,500, which will be payable to you on March 15, 2026, provided that such payment shall be contingent upon your execution of this Agreement in accordance with Section 14 hereof and your reaffirmation of this Agreement in accordance with Section 15 of this Agreement;

(b)an opportunity to enter into an Advisory Agreement in the form attached as Exhibit A hereto, with a term at least through March 15, 2026, subject to extension as set forth in the Advisory Agreement;

3.Unemployment Benefits. By virtue of your separation of employment, you shall be entitled to apply for unemployment benefits. The determination of your eligibility for such benefits (and the amount of benefits to which you may be entitled) shall be made by the appropriate state agency pursuant to applicable state law. Company agrees that it shall not contest any claim for unemployment benefits by you. Company, of course, shall not be required to falsify any information.

4.Return of Property, Confidentiality, Non-Disparagement, and Related Matters.
You expressly acknowledge and agree to the following:

(a)Except to the extent necessary or appropriate to your performance of services under the Advisory Agreement, you have returned to Company all documents (and any copies, duplicates, or replicas thereof), and property, including, without limitation, any laptop computer that was provided to you by Company or any of its affiliates, Company’s and their respective divisions, affiliates, parents, subsidiaries and related entities, and all of its and their owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns (collectively, the “Company Affiliates”) during your employment with the Company. You will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of Company’s and the Company Affiliates’ trade secrets and/or confidential and proprietary documents and information. For clarity, and notwithstanding the foregoing, all of the foregoing Company materials and property shall be returned to the Company promptly after the expiration of the Advisory Agreement.

(b)In the event that you receive an order, subpoena, request, or demand for disclosure of Company’s or a Company Affiliate’s trade secrets and/or confidential and proprietary documents and information from any court or governmental agency, or from a party to any litigation or administrative proceeding, you shall as soon as reasonably possible and prior to disclosure (if practicable and permitted under the circumstances) notify Company of the same, in order to provide Company with the opportunity to assert its or a Company Affiliate’s respective interests in addressing or opposing such order, subpoena, request, or demand.

(c)You agree that all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, but excluding any terms that Company discloses or is required to disclose publicly pursuant to applicable laws, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity (except to the extent needed to effectuate future employment, provided that you shall not disclose any details aside from those outlined explicitly in this Agreement or the Advisory Agreement in such circumstances) or government agency (except as mandated by state or federal law).

(d)You and the Company previously executed a Non-Competition, Confidentiality and Intellectual Property Agreement dated April 21, 2022 (the “Confidentiality Agreement”). The Confidentiality Agreement, as modified by the Advisory

Agreement, remains in full force and effect, to the extent provided therein and in the Advisory Agreement, and survives the termination of your employment with the Company in accordance with its terms. You will honor and abide by the terms and provisions of the Confidentiality Agreement, as modified by the Advisory Agreement.

(e)You will not make any statements that are disparaging about, or intentionally adverse to, the interests or business of Company or any Company Affiliate (including their respective officers, directors, employees, and direct or indirect shareholders) including, without limitation, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of Company or any Company Affiliate (including its officers, directors, employees, and direct or indirect shareholders). The Company will instruct its directors and its named executive officers to not make any statements that are disparaging about you, or intentionally adverse to, your interests or your business. This restriction will not restrict your ability, the ability of the Company or the ability of any of the Company’s directors or named executive officers to testify truthfully under oath pursuant to subpoena or other legal process.

(f)Your material, uncured (to the extent curable) breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and, subject to your rights and remedies under Section 10 hereof and/or the Advisory Agreement, as applicable, shall relieve Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to Company, shall entitle Company to recover any Separation Benefits already paid or provided to you pursuant to this Agreement.

5.Your Release of Claims.

(a)You hereby agree and acknowledge that by signing this Agreement and accepting the Separation Benefits, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against Company and each of its affiliates, parents, subsidiaries and related entities and all of the foregoing entities’ owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns (the “Company Parties”) whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the date on which you execute this Agreement. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Company or any of the Company Parties seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against Company or any Company Party, for any alleged action, inaction or circumstance existing or arising through the date on which you execute this Agreement. Without limiting the generality of the foregoing, you specifically waive and release Company and the Company Parties from any waivable claim arising from or related to your employment relationship with Company through the date on which you execute this Agreement, including, without limitation:

(i)Claims under the laws of Delaware, New York, Connecticut or any other state in which the Company operates its business or federal discrimination, fair employment practices, or other employment related statute, regulation or executive order (as amended through the date on which you sign this Agreement, including but not limited to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.), the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Genetic Information Non-Discrimination Act (42 U.S.C. §2000ff et seq.), the Uniformed Services Employment and Reemployment Rights Act of 1994 (38 U.S.C. § 4301 et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Lily Ledbetter Fair Pay Act, the Americans with Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), the Rehabilitation Act of 1973, and any similar or other federal, state or local statute governing the rights of employees.

(ii)Claims under the laws of Delaware, New York, Connecticut or any other state in which the Company operates its business or federal employment related statute, regulation or executive order (as amended through the date on which you sign this Agreement, relating to wages, hours or any other terms and conditions of employment, including but not limited to the Fair Labor Standards Act (29 U.S.C. § 201 et seq.), the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Family and Medical Leave Act (29 U.S.C. §2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.), COBRA (29 U.S.C. § 1161 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.), and any similar or other federal, state or local statute, and specifically including Claims related to salary, overtime, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay, severance pay, or retaliation.

(iii)Claims under the laws of Delaware, New York, Connecticut or any other state in which the Company operates its business or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, privacy violations, invasion of privacy, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, wrongful termination in violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, fraudulent inducement, misrepresentation, deceit, fraud or negligence, rehire or reemployment rights or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

(iv)Unvested claims under any Company employment, compensation, bonus, benefit, stock option, incentive compensation, restricted stock, and/or equity plan, program, policy, practice or agreement, including, without limitation, any equity award or plan, or employment letter, other than as such rights have been specifically preserved under this Agreement or the Advisory Agreement; or

(v)Any other Claim arising under other local, state or federal law.

(b)Notwithstanding the foregoing, this Section 5 does not:
(i)Release Company or any Company Party from any obligation expressly set forth in this Agreement or the Advisory Agreement.
(ii)Waive or release any legal claims for vested benefits under any Company employment, compensation, bonus, benefit, stock option, incentive compensation, restricted stock, and/or equity plan, program, policy, practice or agreement, including, without limitation, any equity award or plan, or employment agreement.

(iii)Waive or release any legal claims in your capacity as a stockholder of the Company.

(iv)Waive or release any legal claims which you may not waive or release by law, including obligations under workers’ compensation laws.

(v)Prohibit you from (i) filing a charge with, or participating in or assisting with an investigation or proceeding conducted by, any governmental, regulatory and/or administrative entity or agency (including any state or federal healthcare agencies, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the New York State Division of Human Rights, New York City Commission on Human Rights, and/or OSHA); (ii) filing and, including as provided for under Section 21F of the Securities Exchange Act of 1934 (and Regulation 21F thereunder), maintaining the confidentiality of, a claim with a governmental, regulatory and/or administrative entity or agency that is responsible for enforcing a law; or (iii) providing truthful information to a governmental, regulatory and/or administrative entity or agency, law enforcement, or court, in response to compulsory legal process or as otherwise required by law or legal process or as permitted by Section 21F of the Securities Exchange Act of 1934 (or Regulation 21F thereunder); provided, however, you waive the right to recover any personal damages or other personal relief based on any claim, cause of action, demand, lawsuit or similar that is waived pursuant to this Agreement and brought by you or on your behalf by any third party, including as a member of any class or collective action, except that you do not waive any right to receive and fully retain any monetary award from a government-administered whistleblower award program for providing information to a government agency, including but not limited to damages or relief that may be available to you pursuant to such a program under the Securities Exchange Act of 1934.

(vi)Prohibit you from taking any legal action necessary to enforce the provisions of this Agreement and/or the Advisory Agreement, as applicable.

(c)You further understand and expressly agree that this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or attributable to any conduct of Company or any Company Party, whether set forth in any pleading or demand referred to in this Agreement or not. You acknowledge that you may later discover facts in addition to or different from those which you now believe to be true with respect to the matters released in this Agreement. You, however, agree that you have taken that possibility into account in reaching this Agreement, and that the release in this Agreement will remain in effect as a full and complete release notwithstanding the discovery or existence of additional or different facts.

(d)You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Separation Benefits provided to you under the terms of this Agreement.

6.Reference Requests. To the extent Company receives any reference request for you from a prospective employer, Company shall only provide dates of employment and last position held, and shall not otherwise characterize or discuss the nature of or circumstances surrounding your separation from employment from Company; provided, however, that if you request a positive reference from the Company in connection with an application for employment (or employment-related discussions) with a prospective employer, the Company shall not unreasonably withhold the provision of such positive reference to such prospective employer.

7.Modification; Waiver; Severability. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of either party to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of such party’s right to seek enforcement of such provision in the future. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

8.Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered mail, return receipt requested, postage prepaid.
If to the Company:    Butterfly Network, Inc.
1600 District Avenue
Burlington, MA 01803

If to the employee:    Heather Getz
[●]
All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by email, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the fifth business day following the day such mailing is made.

9.Choice of Law. This Agreement shall be deemed to have been made in Delaware and shall be governed by and construed in accordance with the laws of Delaware without giving effect to conflict of law principles.

10.Entire Agreement. You acknowledge and agree that, other than the Confidentiality Agreement, the Indemnification Agreement between you and the Company dated as of April 15, 2022, the Advisory Agreement to be entered into on our about the date hereof, and your grant agreements related to any stock options and/or restricted stock units or other equity awards from the Company, which are expressly incorporated herein by reference and stated as surviving the signing of this Agreement, this Agreement supersedes any and all prior or contemporaneous oral and written agreements between you and Company, and sets forth the entire agreement between you and Company.

11.Tax Matters. Company will withhold required federal, state, and local taxes from any and all payments contemplated by this Agreement, it being understood, acknowledged and agreed that such tax withholding will not be made with respect to certain payments under the Advisory Agreement, to the extent provided therein. Other than Company’s obligation and right to withhold, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including, but not limited to, those imposed under Section 409A of the Code (as defined below), unless and to the extent that taxes, interest, and penalties imposed under Section 409A of the Code are attributable to negligence or willful misconduct on the part of the Company). It is intended that payments and benefits made or provided to you under this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986 (as amended) (the “Code”) or an exemption to Section 409A of the Code. You acknowledge and agree, however, that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, to consequences related to Section 409A of the Code. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation, and each series of installment payments, if applicable, shall be treated as a series of separate payments, for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. With respect to payments under the Advisory Agreement, the provisions of this Section 11 shall be subject to any provisions with respect to Section 409A under the Advisory Agreement.

12.Knowing and Voluntary Agreement. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

13.ADEA Waiver. You understand and agree that with respect to any possible claim arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) you:

(a)Have had the opportunity to consider this Agreement for a full twenty-one (21) calendar days before executing it (the “Review Period”), and if signing this Agreement before the end of the Review Period, you have voluntarily waived the remainder of the Review Period.

(b)Have carefully read and fully understand all of the provisions of this Agreement.

(c)Are, through this Agreement, releasing Company and all of the Company Parties from certain claims you may have against them.

(d)Knowingly and voluntarily agree to all of the terms set forth in this Agreement.
(e)Knowingly and voluntarily intend to be legally bound by the terms of this Agreement.

(f)Were advised and hereby are advised in writing to consider the terms of this Agreement and to consult with an attorney of your choice prior to executing this Agreement.

(g)Understand that rights or claims under the ADEA that may arise due to acts or omissions that occur after the date on which you sign this Agreement are not waived.

(h)Understand that you have a period of seven (7) calendar days after the date that you sign this Agreement to revoke your acceptance of the terms of this Agreement by actually completing delivery of (not merely dispatching) a written notification by e-mail to Nick Caezza (ncaezza@butterflynetinc.com).

14.Execution and Delivery. Delivery of this Agreement by you to Company shall be effective provided it is made no earlier than the Separation Date and no later than 21 days after Separation Date. The executed Agreement should be delivered to Company either via DocuSign or by scanning and then e-mailing it to Nick Caezza (ncaezza@butterflynetinc.com). You understand that you have seven (7) calendar days from the date you sign this Agreement to revoke your consent to this Agreement. Any such revocation must be in writing and timely delivered by e-mail to the email address directly above. If you revoke this Agreement, all of its provisions shall be void and unenforceable. This Agreement shall become effective on the eighth day after you sign it, so long as you have not exercised your right to revoke it (such date, the “Effective Date”).

15.Reaffirmation and Reaffirmed Effective Date. As a condition to receiving the payment of the Annual Bonus set forth in Section 4, you will re-execute and re-affirm this Agreement on the signature line as set forth below within twenty-one (21) days following the Separation Date. The re-executed Agreement should be delivered to the Company by scanning and then e-mailing it to Nick Caezza at ncaezza@butterflynetinc.com. You may then revoke your re- affirmation of this Agreement within seven (7) days from the date that you re-sign this Agreement (such date of re-signing, the “Re-Affirmation Date”). Any such revocation must be in writing and timely delivered by e-mail to the email address directly above. The parties agree that your re-execution and re-affirmation of this Agreement without revocation will operate, effective as of the eighth day following the Re-Affirmation Date, to fully and finally release any and all claims each may have against the other in accordance with the terms of this Agreement from the date of initial execution of this Agreement to the Re-Affirmation Date; provided, however, that the Company understands, acknowledges and agrees that no provision of this Section 15 or this Agreement shall be construed as connoting or implying in any way that the Company of any of its affiliates is employing you in any capacity following the Separation Date, including, without limitation, during the period commencing as of the date of initial execution of this Agreement and ending as of the Re-Affirmation Date.
This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement in accordance with Section 15 above.
Sincerely,
BUTTERFLY NETWORK, INC.

By:	/s/ Joseph DeVivo
Date:	7/29/2025

Agreed and Acknowledged:

/s/ Heather Getz
Heather Getz
Date:	7/29/2025

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